Exhibit 10.31

EXECUTIVE OFFICER AGREEMENT

THIS EXECUTIVE OFFICER AGREEMENT (this “Agreement”), dated as of July 8, 2024, is by and between WETOUCH TECHNOLOGY INC., a Nevada corporation (the “Company”), and Xing Tang, an individual (the “Executive Officer”).

AGREEMENT

1. Appointment. The Executive Officer was appointed as Chief Financial Officer on July 8, 2024. This Agreement serves to regulate the employment relationship between the Company and the Executive Officer. The Company shall employ the Executive Officer and the Executive Officer shall diligently and faithfully serve the Company chief financial officer pursuant to the terms and conditions of this Agreement and subject to the amended and restated memorandum and articles of association of the Company, the Nasdaq Stock Market Rules (to the extent applicable) and other applicable laws and regulations.

2. Term. Subject to the terms and conditions of this Agreement, the initial term of the Agreement shall be three years, effective as of July 8, 2024. This Agreement shall continue until the Executive Officer’s successor is duly elected or appointed and qualified or until the Executive Officer’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current articles of incorporation, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Executive Officer’s successor has not been duly elected or appointed as of the Expiration Date, the Executive Officer agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

3. Compensation. During the term of this Agreement, the Executive Officer shall receive a monthly remuneration of USD5,630 which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Executive Officer shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”). The Compensation may be reviewed during the term of this Agreement by the Compensation Committee. Any adjustment of the Compensation shall be recommended by the Compensation Committee (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of Association of the Company.

4. Duties. The Executive Officer shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a) devote a sufficient amount of time and attention to the interests and affairs of the Company in the discharge of duties of his/her office as a chief financial officer of the Company and, where relevant, as an officer of such other members of the Company and its subsidiaries (the “Group”) as are necessary for the proper and efficient administration, supervision, and management of the strategic planning, corporate management and business development of the Group;

(b) faithfully and diligently perform such duties and exercise such powers as are consistent with his/her office in relation to the Company and/or the Group;

(c) in the discharge of such duties and in the exercise of such powers observe and comply with all reasonable and lawful resolutions, instructions, regulations and directions from time to time passed, made or given by the Board according to the best of his/her skills and ability;

(d) perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his/her office;

(e) at all times keep the Board promptly and fully informed (in writing if so requested) in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with his/her office in relation to the company and/or the Group;

(f) act in accordance with his/her powers and obligations as a chief financial officer of the Company and use his/her best endeavors to comply with and to cause the Company to comply with (a) this Agreement; (b) every rule or law applicable to any member of the Group, whether in the United States or elsewhere; (c) the Nasdaq Stock Market Rules; (d) amended and restated memorandum and articles of association of the Company; (e) shareholders’ and board resolutions of the Company; (f) the Securities Act of 1933; and (g) all other relevant securities regulations, rules, instructions and guidelines as issued by the relevant regulatory authorities from time to time, in relation to dealings in shares or other securities of the Company or any other member of the Group, and in relation to insider information or unpublished inside information affecting the shares, debentures or other securities of any member of the Group.

The Executive Officer shall carry out his/her duties and exercise his/her powers jointly with any other executive officers, senior management or directors of the Group as may from time to time be appointed by the Board. The Board may at any time require the Executive Officer to cease performing any of his/her duties or exercising any of his/her power under this Agreement.

5. Conflicts of Interest/Applicable Law. In the event that the Executive Officer has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Executive Officer is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Executive Officer shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Executive Officer acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

6. Corporate Opportunities. Whenever the Executive Officer becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Executive Officer to make available to the Company, the Executive Officer shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

7. Termination of the Agreement

(a) By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive Officer is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2) the Executive Officer has been grossly negligent or acted dishonestly to the detriment of the Company;

(3) the Executive Officer has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after the Executive Officer is afforded a reasonable opportunity to cure such failure; or

(4) the Executive Officer violates Section 8 of this Agreement.

Upon termination for cause, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive Officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For death and disability. The Company may also terminate the employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive Officer has died, or

(2) the Executive Officer has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive Officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the employment without cause, at any time, upon one-month prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: (1) a lump sum cash payment equal to one months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

Upon termination without, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination.

(iv) Change of Control Transaction. If the Company or its successor terminates the employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive Officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to one  months of the Executive Officer’s base salary at a rate equal to the greater of his/her annual salary in effect immediate1y prior to the termination, or his/her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his/her target annual bonus for the year immediately preceding the termination; and (3) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(b) By the Executive. The Executive Officer may terminate the employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in the Executive Officer’s authority, duties and responsibilities, or (2) there is a material reduction in the Executive Officer’s annual salary. Upon the Executive Officer’s termination of the employment due to either of the above reasons, the Company shall provide compensation to the Executive Officer equivalent to one months of the Executive Officer’s base salary that he is entitled to immediately prior to such termination. In addition, the Executive may resign prior to the Expiration Date if such resignation is approved by the board of director of the Company or an alternative arrangement with respect to the employment is agreed to by the Board.

(c) Notice of Termination. Any termination of the Executive Officer’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8. Confidentiality. The Executive Officer agrees and acknowledges that, by reason of the nature of the Executive Officer’s duties on the Board, the Executive Officer will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Executive Officer has had access by reason of the Executive Officer’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive Officer or the Executive Officer’s representatives; or (ii) is required to be disclosed by the Executive Officer due to governmental regulatory or judicial process. The Executive Officer agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Executive Officer acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Executive Officer by the Company or otherwise acquired or developed by the Executive Officer, shall at all times be the property of the Company. Upon termination of the Executive Officer’s services hereunder, the Executive Officer shall return to the Company any such property or documents which are in the Executive Officer’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Executive Officer, generally known to the public. The obligations of the Executive Officer under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive Officer may have to the Company under general legal or equitable principles.

9. Code of Business Conduct and Ethics. The Executive Officer agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of executive officers of the Company as may be in existence now or at any time during the term of this Agreement.

10. Expenses. Upon submission of adequate documentation by the Executive Officer to the Company, the Executive Officer shall be reimbursed for all reasonable expenses incurred in connection with the Executive Officer’s positions as a member of the Board and for services as a member of each committee of the Board to which the Executive Officer may be appointed.

11. Indemnity. The Company shall, to the maximum extent provided under applicable law, indemnify and hold the Executive Officer harmless from and against any expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive Officer’s performance of the employment under this Agreement, other than any such Losses incurred as a result of the Executive Officer’s gross negligence or willful misconduct. The Company shall advance to the Executive Officer any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive Officer in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by the Executive Officer or on Executive Officer’s behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Executive Officer is not entitled to be indemnified by the Company.

12. Withholding. The Executive Officer agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

14. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

17. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19. Miscellaneous. This Agreement shall be construed under the laws of the State of Nevada, without application to the principles of conflicts of laws. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the Executive Officer’s service and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Executive Officer’s service. The Executive Officer acknowledges that he/she has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Officer Agreement as of the date first above written.

WETOUCH TECHNOLOGY INC.

By:	/s/ Zongyi Lian
Name:	Zongyi Lian
Title:	Chief Executive Officer

EXECUTIVE OFFICER

By:	/s/ Xing Tang
Name:	Xing Tang